Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 20, 2010
Contacts:	Jim Holly, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

Sierra Bancorp Announces Closing of

$23 Million Registered Direct Offering

PORTERVILLE, California, October 20, 2010 – Sierra Bancorp (NASDAQ: BSRR), (the “Company”), parent company of Bank of the Sierra, today announced the successful closing of its previously announced registered direct public offering of 2,325,000 shares of its common stock, at a price of $10 per share. The Company estimates that the net proceeds of the offering, after deducting the placement agent’s fees and other offering expenses, will be approximately $22 million.

Keefe, Bruyette & Woods, Inc. served as exclusive placement agent in connection with the offering.

The shares of Common Stock were sold pursuant to the Company’s effective shelf registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, and no offer or sale will be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. A prospectus supplement and accompanying prospectus may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, New York, 10019, or by calling toll-free (800) 966-1559.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 33rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company conducts business from 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, and has over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, available at the SEC’s website at www.sec.gov and the Company’s website at www.sierrabancorp.com.